UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 3, 2017

CARBON NATURAL GAS COMPANY
(Exact name of registrant as specified in charter)

Delaware	000-02040	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 1170, Denver, Colorado	80290
(Address of principal executive offices)	(Zip code)

(720) 407-7043
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 3, 2017, Carbon Natural Gas Company, a Delaware corporation (“Carbon” or the “Company”), finalized the Limited Liability Company Agreement (“LLC Agreement”) and the initial funding of Carbon Appalachian Company, LLC (“Carbon Appalachia”). Carbon Appalachia was formed by Carbon and two institutional investors to acquire producing assets in Southern Appalachia and has an initial equity commitment of $100,000,000.

Pursuant to the LLC Agreement, Carbon acquired a 2.0% interest in Carbon Appalachia represented by Class A Units associated with its equity commitment of $2,000,000. The Company will be the sole manager of Carbon Appalachia. Carbon also has the ability to earn up to an additional 20.0% of Carbon Appalachia (represented by Class B Units) after certain return thresholds to the holders of Class A Units are met. The Class B Units were acquired for no cash consideration.

Further, Carbon also acquired a 1.0% carried interest represented by Class C Units which were obtained in connection with the contribution to Carbon Appalachia of a portion of its working interest in undeveloped properties in the State of Tennessee. If Carbon Appalachia agrees to drill horizontal Chattanooga Shale wells on these properties, it will pay 100% of the cost of drilling and completion of the first 20 wells to earn a 75% working interest in such properties. Carbon, through its subsidiary, Nytis Exploration Company LLC, will retain a 25% working interest in the properties.

In connection with its role as the sole manager of Carbon Appalachia, a portion of the Company’s general and administrative expenses will be allocated to and paid by Carbon Appalachia. The negotiation and diligence of the natural gas acquisition described below was led by the Company and at the closing of such acquisition, the Company was reimbursed (a) $300,000 for its efforts and expenditures related to its diligence review of the acquisition and (b) its actual out-of-pocket legal and other third party fees incurred in connection with the acquisition.

On March 31, 2017, Carbon Appalachia received the initial $12.0 million of equity funding from its members, including $240,000 from Carbon.

In connection with and concurrently with the closing of the acquisition described below, Carbon Tennessee Company, LLC, the indirect subsidiary of Carbon Appalachia, entered into a 4-year $100.0 million senior secured asset-based revolving credit facility (the “Credit Facility” and such agreement being the “Credit Agreement”) with LegacyTexas Bank.

Borrowings under the Credit Facility, along with the initial equity contributions made to Carbon Appalachia, were used by Carbon Tennessee Company, LLC to complete the acquisition of natural gas producing properties and related facilities located predominantly in the State of Tennessee (the “Acquisition”). The Acquisition was structured such that Carbon Tennessee Company, LLC acquired all of the issued and outstanding equity of two of the seller’s subsidiaries that own the natural gas producing properties and related facilities. The purchase price was $20 million, subject to normal and customary pre and post-closing adjustments, and Carbon Tennessee Company, LLC used $8.5 million drawn from the Credit Facility toward the purchase price.

Carbon Appalachia will also fund, as part of the Acquisition, an inventory of field development and enhancement projects and general working capital. Carbon Appalachia expects to commence the initial field production enhancement projects during the second half of 2017.

On April 4, 2017, the Company issued a press release concerning certain events relating to this Item 1.01. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

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In connection with the Company entering into the LLC Agreement described above and Carbon Tennessee Company, LLC engaging in the Acquisition, the Company issued to an affiliate of one of the institutional investors which purchased Class A Units of Carbon Appalachia (which is also an affiliate of the Company’s largest stockholders), a warrant to purchase shares of the Company’s Common Stock at an exercise price of $7.20 per share (the “Warrant”). The exercise price for the Warrant is payable exclusively with Class A Units of Carbon Appalachia and the number of shares of the Company Common Stock for which the Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital plus an internal rate of return on such capital of the Warrantholder’s Class A Units of Carbon Appalachia by (b) the exercise price. The Warrant has a term of seven years and includes certain standard registration rights with respect to the shares of Carbon’s Common Stock issuable upon exercise of the Warrant. If exercised, the Warrant provides Carbon an opportunity to increase its ownership stake in Carbon Appalachia without requiring the payment of cash. As of the date hereof, the Warrant is exercisable for an aggregate of 408,334 shares of the Company’s Common Stock.

Item 3.02 – Unregistered Sales of Equity Securities

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 1.01 of this report is incorporated herein by reference. The Warrant was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits:

Exhibit No.	Description

4.1*	Form of Warrant to Purchase Common Stock
99.1*	Press Release dated April 4, 2017

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CARBON NATURAL GAS COMPANY
April 4, 2017
/s/ Patrick R. McDonald
Patrick R. McDonald, Chief Executive Officer

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